EXHIBIT 23(b)



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form S-8 of Eagle Bancorp, Inc. of our report, dated February 2, 2002, relating to the consolidated balance sheets of Eagle Bancorp, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2001, 2000, and 1999, which report appears in the Eagle Bancorp, Inc. Annual Report to Shareholders for the year ended December 31, 2001, incorporated by reference in the Eagle Bancorp, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2001.


/s/ Stegman and Company


Baltimore, Maryland
June 4, 2002